Exhibit 99.1

For more information, contact:
Chris Sternberg
Sr. Vice President, Corporate Communications
502-261-4934

FOR IMMEDIATE RELEASE

PAPA JOHN’S APPOINTS JOHN HATAB TO BOARD OF DIRECTORS

Louisville, KY (June 22, 2006) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced the appointment of John Hatab to the company’s Board of Directors.  Mr. Hatab will serve for a term expiring at the company’s 2007 annual meeting of stockholders.

Recently retired as a partner of PricewaterhouseCoopers LLP, Mr. Hatab has more than 39 years of service in the accounting and finance industry.  In his last role at PWC, he was managing partner of business development for the New York Metro Region, the firm’s largest practice with more than 550 partners and 4,500 professional staff.  Mr. Hatab formerly served as chief executive officer of the New York Metro Region tax services practice, and managing partner of the New York office tax practice, for PWC.  Mr. Hatab is a certified public accountant and holds a B.S. from Lehigh University and an M.B.A. from Seton Hall University.

“We welcome the added level of corporate governance experience John brings to our board,” said Papa John’s founder and executive chairman, John Schnatter.  “We look forward to his input and advice as we continue to move the Papa John’s brand forward.”

Mr. Hatab has had significant international experience throughout his career.  He currently serves on the board of directors of General Maritime Corporation (NYSE: GMR), an international shipping company with operations in the United States, UK, Portugal, Greece and Singapore, where he chairs the Audit Committee and serves as a member of the Governance Committee.

“We are pleased to welcome John to the Papa John’s board of directors,” commented Papa John’s president and chief executive officer, Nigel Travis. “His financial expertise and international experience will serve Papa John’s well as we continue to grow our brand throughout the world.”

Headquartered in Louisville, Kentucky, Papa John’s is the world’s third largest pizza company. For seven years running, consumers have rated Papa John’s No. 1 in customer satisfaction among all national QSR chains in the highly regarded American Customer Satisfaction Index (ACSI).  For more information about the company or to order pizza online, visit Papa John's at www.papajohns.com.

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